(BW)(PARADIGM-TECHNOLOGY)(PRDM) PARADIGM TECHNOLOGY
ANNOUNCES PREFERRED STOCK FINANCING

         Milpitas, CA--(July 24, 1997)--Paradigm Technology Inc. (Nasdaq; PRDM) Thursday announced that it has raised net proceeds of approximately $1,870,000 from the private placement of Series B Convertible Redeemable Preferred Stock (the "Preferred Stock") to a private investor.

         "Proceeds from the offering will be used for operating capital and to fund inventory growth to meet an increase in demand for the company's high-density, high-speed SRAMs," said Michael Gulett, president and CEO. "Our bookings for the second quarter were, as recently announced, higher than in any quarter in the past year," he added.

         The Preferred Stock is convertible into Common Stock following the earlier of October 21, 1997, or the effectiveness of an SEC registration for the Common Stock of the company.

          The Preferred Stock is convertible at a conversion price equal to the lower of (a) the closing sale price of the Common Stock on July 23, 1997; or (b) 82 percent of the average closing sale price of a share of Common Stock over the five consecutive trading days prior to a conversion. The Preferred Stock will be automatically converted into Common Stock under certain circumstances.

         The Preferred Stock bears cumulative dividends at an annual rate of 5 percent, payable in shares of Preferred Stock, and payable only immediately prior to the conversion of the Preferred Stock into Common Stock. The Preferred Stock has no voting rights, except as required by law.

         The Preferred Stock is subject to partial mandatory redemption by the company under certain circumstances if the company is required to issue Common Stock representing more than 20 percent of its currently outstanding shares of Common Stock upon conversion of the Preferred Stock.

         The holders of Preferred Stock have been granted certain registration rights under which the company will be required to file a registration statement on Form S-3 with the SEC no later than Aug. 22, 1997, and to maintain such registration statement in effect for a period of at least six months, subject to certain terms and conditions.

         Except for the historical information contained here, this news release contains forward-looking statements that involve risks and uncertainties, including the impact of the competitive products and pricing and general economic conditions as they affect the company's customers, timely development and marketing of new products and product upgrades, availability and cost of products from suppliers, industry-wide shifts in supply and demand for semiconductor products and other risks. Bookings and backlog may not be a


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reliable measure of future sales. Actual results and developments may therefore differ materially from those described in this release.

         With headquarters in Milpitas, Paradigm Technology designs, develops and markets high-speed, high-density SRAM semiconductor devices to meet the needs of advanced telecommunications, networking, workstations, high-performance computers, advanced modems and complex military/aerospace applications.

         The company focuses on high-performance, sub-10ns SRAMs where its technology and product design leadership in high-speed, high-density semiconductors can best be most efficiently and effectively utilized. Paradigm maintains a Web site at www.prdm.com.